UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b - 25
                           NOTIFICATION OF LATE FILING


Check One:

[ ]Form 10-KSB  [ ]Form 20-F [ ]Form 11-K [X]Form 10-QSB [ ]Form N-SAR

         For Period Ended:  December 31, 2003
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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NORTH COAST PARTNERS, INC.
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Full Name of Registrant


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Former Name if Applicable


24351 Pasto Road, #B
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Address of Principal Executive Office (Street and Number)


Dana Point, California 92629
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City, State and Zip Code

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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

        |X|    (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort expense;

        |X|    (b)  The subject annual report,  semi-annual  report,  transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        | |    (c)  The accountant's statement or other exhibit required by Rule
                    12b - 25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company has limited number of administrative personnel. In light of this limitation more time is required to complete the report.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.

     Wong Peck Ling                             (949) 489-2400
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     (Name)                                     (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     |X| Yes                    | | No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     | | Yes                    |X| No


                           NORTH COAST PARTNERS, INC.
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                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    February 17, 2004                       By: /s/Wong Peck Ling
                                                     ---------------------------
                                                     Wong Peck Ling, President
                                                     And Chief Financial Officer